UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2022

REED’S, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Merritt 7, Norwalk, CT 06851

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (203) 890-0557

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchanged on Which Registered
Common Stock, $.0001 par value per share	REED	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On March 10, 2022, Reed’s, Inc., a Delaware corporation (the “Company”) entered into a Securities Purchase Agreement (“Purchase Agreement”) with certain institutional and accredited investors (the “Purchasers”) pursuant to which the Purchasers agreed to purchase, and the Company agreed to issue and sell to the Purchasers in a private placement, an aggregate of 18,594,571 shares (“Shares”) of the Company’s common stock, $0.0001 par value (“Common Stock”), and warrants (“Warrants”) to purchase an aggregate of 9,297,289 shares of Common Stock (the “Private Placement”). The purchase price per share of common stock and associated warrant was $0.28 for the investors (other than officers and directors of the Company) and $0.3502 for the officers and directors of the Company in compliance with the rules of the Nasdaq Stock Market. Each whole warrant entitles the holder to purchase one share of common stock at an exercise price of $0.2877 per share. The warrants are exercisable at a per share exercise price of $0.2877 for a period of five years commencing six months from the closing date. The warrants also contain customary beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Company. Officers and directors of the Company purchased approximately $1.1 million of the securities in the offering. The Private Placement closed on March 11, 2022. The gross proceeds to the Company, before deducting placement agent fees and other offering expenses, are approximately $5.4 million.

The Purchase Agreement includes standard representations, warranties and covenants of the Company and Purchasers. The Purchase Agreement also provides for the payment by the Company customary penalties and liquidated damages in the event of legend removal failure.

The Company intends to use the net proceeds from the Private Placement for general working capital and general corporate purposes.

On March 10, 2022, in connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which the Company agreed to file a registration statement on Form S-3 to register for resale the Shares and any shares of the Company’s common stock issuable upon exercise of the Warrants within 45 days of the closing of the Private Placement. The Company is subject to penalties and liquidated damages in the event it does not meet certain filing requirements and deadlines set forth in the Registration Rights Agreement.

Roth Capital Partners, LLC (the “Placement Agent’) was engaged by the Company to act as its placement agent for the Private Placement. The Company agreed to pay the Placement Agent a cash fee equal to 6.5% of the gross proceeds received by the Company in the Private Placement. For a period of 90 days after the closing of the Private Placement, the Company is prohibited from issuing or agreeing to issue shares of common stock or common stock equivalents other than under equity compensation plans or pursuant to any outstanding rights to acquire common stock or common stock equivalents.

The foregoing descriptions of the Purchase Agreement, the Warrants and the Registration Rights Agreement do not purport to be complete and are qualified by reference to the full text of such agreements, which are attached to this Current Report on Form 8-K as Exhibits 4.1, 10.1, and 10.2, respectively, and are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 above related to the Private Placement are incorporated by reference into this Item 3.02. The Shares, the Warrants and the shares of Common Stock underlying the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement and are instead being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

Item 8.01	Other Information.

On March 10, 2022, the Company issued a press release announcing the private placement and on March 14, 2022 the Company issued a press release announcing the closing of the private placement. Copies of the press releases are attached to this Current Report on Form 8-K as Exhibit 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) The following items are filed as exhibits to the Current Report on Form 8-K.

Exhibit No.	Description
4.1	Form of Warrant
10.1	Form of Securities Purchase Agreement dated March 10, 2022 between Reed’s, Inc. and the purchasers.
10.2	Form of Registration Rights Agreement dated March 10, 2022 between Reed’s, Inc. and the purchasers.
99.1	Press Release of Reed’s, Inc. dated March 10, 2022
99.2	Press Release of Reed’s, Inc. dated March 14, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: March 14, 2022	By:	/s/ Thomas J. Spisak
Thomas J. Spisak,
Chief Financial Officer